Exhibit 99.1

9500 W. 55th Street, Suite A • McCook, Illinois 60525-3605 • 708.290.2100 • Fax 708.290.2200

Publicly Traded (AMEX: WGA), www.wellsgardner.com

WELLS-GARDNER ANNOUNCES FIRST QUARTER RESULTS

Chicago, Illinois, April 26 2005 — Wells-Gardner Electronics Corporation (AMEX:WGA) announced sales for the first quarter ending March 31, 2005 were $13.1 million, an increase of 3.4 percent over sales of $12.7 million for the first quarter 2004.  First quarter 2005 net loss was ($815,000) or ($0.09) per share compared to net earnings of $260,000 or $0.04 per share in the same period in the prior year.

First quarter results were generally in line with the Company’s preannouncement on March 30th. First quarter results were impacted by certain non-recurring items including the separation and consulting agreement of a former officer, low margins pertaining to initial LCD sales along with a write down of some inventory subject to technological obsolescence. Growth in sales was impacted by approximately $1 million in sales to a major gaming customer being delayed into the 2nd quarter 2005 due to the customer changing one of its manufacturing locations.

Outlook

The Company expects a rebound in the 2nd quarter with sales rising considerably from both the 1st quarter and the strong 4th quarter of 2004. The growth in sales is expected to come from an increase in shipments to our major gaming customers for both the traditional CRT monitors and the new LCDs. Management expects sales to be robust in 2005 fueled primarily by the transition from CRT monitors to LCDs in the gaming industry and expects 2005 sales of between $57 million and $59 million compared to $51.5 million in 2004.

“First quarter results were impacted by certain non-recurring items.  However, the Company is taking steps to increase margins on LCDs for the future,” said Anthony Spier, Wells-Gardner’s Chairman and Chief Executive Officer.  “The learning curve we have mentioned is just that. Our LCD sales’ margins have been impacted by a drop in component prices which depressed margins as we work off our initial inventory as well as an initial low margin high volume contract we accepted to enter the LCD market. The shipments pertaining to this low margin contract should be finished by the end of the second quarter. We have also seen a much more competitive environment in recent weeks, adding to pressure on margins. Part of this competitive environment is due to delays in the start up of new gaming markets, such as Pennsylvania and a cautious environment regarding new gaming compacts for the California tribes. However with the international market growth in video products for Russia, Italy, Spain and Macau, it should be evident that there is plenty of growth in the slot machine market worldwide.”

Spier continued, “The Company is preparing for this growth while taking steps to operate more efficiently.  Management is planning to move the LCD manufacturing facility to Mainland China or Malaysia from Taiwan by the end of 2005 to improve the margin situation.”

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators.  During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays (“WEA”) to manufacture video monitors in Malaysia.  In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois.  AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines in casinos in North America.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Those statements include statements regarding the intent, belief or expectations of the Company and its management.  Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, our ability to increase production at our Malaysian joint venture, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry.  Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  A copy of Wells-Gardner’s Annual Report and Quarterly Report can be obtained without charge by request to James Winikates, Wells-Gardner Electronics Corporation, 9500 West 55th Street, Suite A, McCook, Illinois 60525-3605.  For additional investor information, please contact Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.

Consolidated Condensed Statements of Operations

	First Quarter Ended March 31,
	2005	2004
Sales	$13,173,000	$12,745,000
Cost of sales	11,472,000	10,325,000
Engineering, selling & administrative	2,499,000	2,087,000
Operating earnings	(798,000)	333,000
Other (income) expense, net	(8,000)	61,000
Income tax	25,000	12,000
Net earnings	($815,000)	$260,000

Per share data:
Basic net earnings per share	($0.09)	$0.04
Diluted net earnings per common share	(0.09)	0.04

Weighted average common shares outstanding	8,606,632	6,945,154
Weighted average common & common equivalent shares outstanding	8,802,264	7,108,186

Share data for the first quarter of 2004 has been adjusted to reflect the 5% stock dividend declared on February 8, 2005 and paid to shareholders of record as of March 18, 2005.